Exhibit 10.3

Separation and Release Agreement

This Separation and Release Agreement (“Agreement”) is made between you, David Urso, and MEI Pharma, Inc., and sets forth the terms of your separation from employment with MEI Pharma, Inc. and its affiliates (“MEI”). This Agreement will become effective upon the “Effective Date” as specified in Section 10(i), below. Once effective, this Agreement will be a legally binding document representing the entire agreement between you and MEI regarding the subjects it covers. Throughout this Agreement, the term “MEI” includes all of MEI’s affiliates and related entities, and their current and former trustees, officers, agents, employees, insurers and attorneys, and all other employee benefit plans and arrangements and their administrators, trustees and other fiduciaries, and all successors and assigns of all of the foregoing.

1.
Separation Date. You and MEI agree that your employment with MEI will terminate on August 1, 2024 (the “Separation Date”). In connection with your termination of employment, the Board of Directors of MEI has determined that you are eligible to receive the Separation Benefits (as defined below) commensurate with a termination by the Company without Cause or by you for Good Reason under the terms of the employment agreement between you and MEI, dated June 2, 2023 (the “Employment Agreement”).
2.
Consideration and Post-Separation Benefits and Payments.
(a)
Eligibility. Provided that you (i) separate from employment on the Separation Date other than for Cause, (ii) sign and do not revoke this Agreement, including the waiver and release of claims in favor of MEI and the restrictive covenants contained in it, within 45 days of receiving this Agreement, and (iii) remain in compliance with the terms of this Agreement and your continuing obligations under your Employment Agreement and your Employee Proprietary Information and Inventions Agreement dated April 7, 2014 (“Proprietary Information Agreement”), MEI agrees to provide you with the payments and benefits set forth in Section 2(b) below.
(b)
Consideration. Subject to satisfying the eligibility criteria in Section 2(a), above, MEI agrees to provide you with the following payments and benefits (collectively referred to as the “Separation Benefits”):
(i)
Severance Payment. MEI will pay you a lump sum payment of $614,000, which is equal to 12 months of your annual base salary, within 60 days after the Separation Date.
(ii)
COBRA Reimbursement. Subject to your timely election of health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), MEI will pay the monthly premium payable to continue your and your eligible dependents’ participation in the MEI’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of 12 months following the Separation Date; provided that you are eligible and remain eligible for COBRA coverage; and further provided that in the event you obtain other employment that offers group health benefits, such continuation of coverage by MEI will immediately cease. If your COBRA coverage ceases because MEI’s group health plan terminates prior to the end of the 12-month period described above, then an amount equal to the monthly COBRA premium multiplied by the remaining months in the 12-month period will be paid as a lump sum, reduced by applicable withholding taxes, on the first day of the month following the date on which the health plan terminates (the “COBRA Lump Sum Payment”). In connection with the COBRA Lump Sum Payment, MEI will pay an additional payment on your behalf, directly to the applicable taxing authorities, (the “Gross-Up Payment”) at the time the COBRA Lump Sum Payment is made, in an amount equal to (i) the ordinary federal, state and local income and employment taxes due by you, if any, at that

Exhibit 10.3

time (the “Taxes”) on the COBRA Lump Sum Payment plus (ii) an amount sufficient to cover the iterative Taxes on the Taxes. For clarity, this Gross-Up Payment is in the amount reasonably determined by MEI as necessary to put you in the same economic position as if you received the COBRA Lump Sum Payment without incurring the Taxes. You agree to cooperate and provide all necessary assistance and information to MEI to determine the amount of the Gross-Up Payment.
(iii)
Pro-Rated Annual Bonus. MEI will pay you a pro-rated target annual bonus for the fiscal year ending June 30, 2025 (the “Pro-Rated Bonus”) equal to $25,583.33. The Pro-Rated Bonus is determined by multiplying (i) your target annual bonus for the fiscal year by (ii) a fraction, the numerator of which is the number of days during which you were employed by MEI in the fiscal year in which the Separation Date occurs and the denominator of which is 365. The Pro-Rated Bonus, if any, will be paid within 60 days after the Separation Date.
(iv)
Stock Option Accelerated Vesting and Exercise Period. Your outstanding options to purchase MEI common stock shall vest and become exercisable on an accelerated basis as of the Separation Date for the same number of shares that would have vested had you continued to be employed by MEI through the first anniversary of the Separation Date. All other unvested stock options shall terminate and be forfeited as of the Separation Date. You may exercise your vested stock options through the first anniversary of the Separation Date, or, if earlier, the end of the term of the options or the earlier termination of all MEI stock options, subject to the terms of the applicable option agreements (other than the 90-day post-termination exercise period, which shall not apply) and the equity plan.
(c)
Other Payments. Regardless of whether you sign this Agreement or when or why your employment with MEI terminates, MEI will provide you with any earned but unpaid base salary through the Separation Date, any accrued but unused vacation through the Separation Date, and any vested benefits under MEI’s employee benefit plans in accordance with the terms of such plans, as accrued through the Separation Date.
(d)
Benefits Termination. For purposes of any benefits provided under any MEI benefits plan, your employment will terminate on the Separation Date, and benefits will cease on the Separation Date (other than health benefits that continue through the month in which the Separation Date occurs), consistent with the terms of the applicable benefit plans. You will receive information, under separate cover, regarding your rights under the COBRA health coverage continuation provisions of applicable law, as well as time frames necessary for continuations, conversions and/or distribution of benefits under MEI’s benefit programs after your employment terminates. MEI reserves the right, in its sole discretion, to change or discontinue its benefit plans at any time, with or without prior notice.
3.
General Release of Claims. In exchange for the benefits provided under this Agreement and other valuable consideration, you, on behalf of yourself, your heirs, successors and assigns, voluntarily and of your own free will, hereby forever release, discharge and hold harmless, to the fullest extent permitted by law, MEI and it parents, subsidiaries and affiliates, and each of their current and former, trustees, officers, directors, shareholders, partners, members, employees, representatives, joint venturers, joint employers, benefit plans, fiduciaries and administrators, insurers, attorneys and agents, and each of their predecessors, successors and assigns (the “Released Parties”), from any and all claims, rights, causes of action and demands of whatever nature, whether known or unknown, that you had, have or may have against MEI and the Released Parties, or any of them, arising from any act, event or omission which has occurred up through the date you execute this Agreement. This general release includes, but is not limited to, claims under the following statutes, as amended: the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights

Exhibit 10.3

Act of 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Separation Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C., Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Business and Professions Code, California Equal Pay Law, California Whistleblower Protection Laws, California Family Rights Act, California Pregnancy Disability Leave Law, California Paid Sick Days, California Labor Code, California WARN law, any applicable California Industrial Welfare Commission Wage Order, wrongful termination in violation of public policy (Tameny claims), the California Constitution or any common law, as well as any claims arising under any federal, state or local fair employment practices statutes, regulations, or ordinances, wrongful termination claims, breach of contract claims, including arising out of the Employment Agreement, discrimination claims, harassment claims, retaliation claims, accommodation or disability claims, claims for unpaid wages, bonus, equity, or other compensation, claims under any benefit, retirement, equity, health, commission or other benefit plan or program, whistleblower claims (to the fullest extent they may be released under applicable law), defamation, personal injury, negligence, or other tort claims, and claims damages, interest, premiums, penalties, for attorneys’ fees and costs. Notwithstanding the foregoing general releases, you acknowledge that you have not made any claims or allegations related to sexual harassment or sexual abuse, and none of the payments set forth as consideration in this Agreement are related to sexual harassment or sexual abuse.

You specifically acknowledge that you are aware of and have been advised of the provisions of CALIFORNIA CIVIL CODE SECTION 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

For the purpose of implementing a full and complete release, you hereby expressly waive all rights and benefits you may have under this section, as well as under any other statutes or common law principle of similar effect which provides any remedy of any kind, and acknowledge that the release set forth in this Agreement is intended to include the discharge of all claims which you do not know or suspect to exist at the time this Agreement is effective. You agree and acknowledge that this is a knowing and voluntary waiver. You are aware that you may hereafter discover claims or facts in addition to or different from those you now know or believe to exist with respect to the subject matter of this agreement which if you had known, may have affected your decision to sign this Agreement; however, you hereby settle and release all of the claims which you have or may have against MEI and the Released Parties including arising out of such additional or different facts.

You understand and acknowledge that you are hereby waiving and releasing any age claims or rights you may have under the ADEA, and that this waiver and release is knowing and voluntary. You understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date you sign this Agreement. You understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further understand and acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have the periods described in Section 10 below to sign and revoke this Agreement.

Exhibit 10.3

Notwithstanding the foregoing, you are not waiving your right to (i) any vested benefits under a MEI benefit plan in which you participated, the rights to which are governed by the terms of the applicable plan documents and/or award agreement, (ii) claims for unemployment or workers’ compensation benefits, (iii) any medical claim incurred during your employment that is payable under applicable medical plans or a MEI-insured liability plan, (iv) claims arising after the date on which you sign this Agreement, (v) any rights to indemnification and defense under MEI’s bylaws and under directors and officers insurance with respect to your service as an employee or officer of MEI, or (vi) claims that are not otherwise waivable under applicable law.

4.
Continuing Obligations. You agree that you remain bound by any prior restrictive covenant agreements between you and MEI, including without limitation the Proprietary Information Agreement. In addition:
(a)
Limits on Adverse Comments. Except as provided in Section 6 below, you agree that you will not make or authorize any written or oral statements that are false, disparaging or defamatory about MEI or its affiliates or their respective directors, officers or employees.
(b)
Duty of Cooperation. You agree to reasonably cooperate with MEI and its counsel after the Separation Date with respect to any matter (including any litigation, investigation, or governmental proceeding) which relates to your employment with MEI. This cooperation may include appearing from time-to-time for conferences and interviews at mutually agreeable times and providing the officers of MEI and its counsel with the full benefit of your knowledge with respect to any such matter. MEI agrees to reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with such cooperation and mutually agreed upon in advance by you and MEI.
5.
Return of Records and Equipment. On or before your Separation Date, you will return to MEI all documents, manuals, office equipment, credit cards and other things belonging to MEI which you have borrowed or which you possess or control. To the extent that you have made use of your own personal computing devices (e.g., PDA, laptop, thumbdrive, etc.) during employment with MEI, you agree to delete all MEI property and information from such personal computing devices, and/or permit MEI to remotely delete all MEI property and information from such personal computing devices. You authorize MEI to deduct from your paycheck or amounts paid under this Agreement any money owed MEI as a result of items which are not returned or for loans or advances you have received and which remain unpaid, if you agreed to allow such deductions at the time the loans or advances were made. The obligations described in this Section 5 are in addition to your obligations to return MEI documents and other property as set forth in the Proprietary Information Agreement.
6.
Reports to Government Entities/Permitted Conduct. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation the Equal Employment Opportunity Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, you are waiving your right to receive any individual monetary relief from MEI or any others covered by the General Release of Claims in Section 3 of this Agreement that results from such claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, MEI will be entitled to an offset for the payments made pursuant to this Agreement, except where such limitations are prohibited as a matter of law. Nothing in this Agreement shall prevent you from discussing or disclosing information about unlawful acts in the

Exhibit 10.3

workplace, such as harassment or discrimination or any other acts or conduct that you have reason to believe is unlawful.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

7.
No Other Amounts Due. You agree and represent that other than as provided for in this Agreement, you have received all entitlements due from MEI relating to your employment with MEI or under your Employment Agreement, including but not limited to, all wages earned, including without limitation all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that MEI has no obligation to pay any additional amounts, other than the payments and benefits described herein. Except as expressly provided for herein, your Employment Agreement with MEI is hereby terminated. You further acknowledge that the payments and benefits provided under this Agreement fully satisfy MEI’s obligations to provide benefits under the Employment Agreement and any other MEI benefit plan which could provide severance or other similar benefits.
8.
Notices. Notices and all other communications provided for in this Agreement shall be delivered (a) to you, at the last address maintained in MEI’s records, and (b) to MEI, by delivering such notice or communications to the individual and at the address, including e-mail address, set forth below.

MEI Pharma, Inc.
11455 El Camino Real, Suite 250
San Diego, CA 92130

Attn: Chief People Officer

9.
Medicare Disclaimer. You represent that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to notify MEI in accordance with the notice provisions set forth in Section 8, above.
10.
ADEA Acknowledgement of Voluntariness and Time to Review and Revoke. You acknowledge that:
(a)
You have read and understand this Agreement and Exhibit A attached hereto;
(b)
You are signing this Agreement voluntarily, without any duress or undue influence on the part or behalf of MEI or any third party, in order to release your claims against MEI in exchange for the Separation Benefits, which, in the aggregate, are greater than you would have otherwise received;
(c)
You were offered at least 45 days to consider your choice to sign this Agreement, and to the extent you executed this Agreement before the expiration of the 45 days, you have done so voluntarily and knowingly without any inducement by MEI through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 45-day period;
(d)
You have been advised to consult with an attorney with respect to this Agreement and Exhibit A attached hereto;
(e)
You understand that you have been given this ADEA release in connection with a group termination program which means that two or more employees are being involuntarily terminated

Exhibit 10.3

and are being offered additional consideration in return for their decision to sign a waiver. You have received a listing (as Exhibit A attached hereto) of the ages and job titles of employees in the Decisional Unit, as described in Exhibit A, who were selected for termination and eligible to receive severance pay and benefits in exchange for signing a release of claims, and the employees who were not selected for termination and not eligible to receive severance pay and benefits in exchange for signing a release of claims;
(f)
You understand that you can revoke this Agreement within seven days of signing it and that the Agreement does not become effective until that seven-day period has passed;
(g)
To revoke this Agreement, you agree to notify MEI in accordance with the notice provisions set forth in Section 8 above;
(h)
You agree that changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review the Agreement; and
(i)
This Agreement will become effective and enforceable upon the expiration of the seven-business day revocation period provided you have not revoked this Agreement pursuant to this Section 10 (the “Effective Date”). If you fail to return an executed original to MEI in accordance with this Section 10 or you timely revoke your signature as set forth in this Section 10, this Agreement will be deemed automatically null and void, and you will not be eligible to receive the Separation Benefits.
11.
Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exception, and shall be administered accordingly. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption. Payments to be made upon termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of a payment. MEI makes no representation or warranty with respect to tax consequences of this Agreement, and MEI shall have no liability to you or any other person for any taxes or penalties imposed pursuant to Section 409A.
12.
General. You acknowledge that (a) this Agreement shall not be construed or used as, and is not evidence of, any admission by MEI or any of the other Released Parties of any violation of any federal, state or local statute, ordinance or regulation, any wrongdoing, or any duty allegedly owed by MEI to you; (b) this is a negotiated agreement; and (c) your signature on this Agreement is voluntary, deliberate and informed.
13.
Entire Agreement. This Agreement contains the full agreement between you and MEI and completely supersedes any prior written or oral agreements or representations concerning the subject matter thereof (including, but not limited to, the Employment Agreement), other than the Proprietary Information Agreement. Any oral representation or modification concerning this Agreement shall be of no force or effect. You and MEI may extend the term of this Agreement by a written amendment signed by both you and MEI.
14.
Severability. In the event a court, arbitrator, or other entity with jurisdiction determines that any portion of this Agreement (other than the general release clause) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

Exhibit 10.3

15.
Governing Law. This Agreement shall be governed by and construed according to the laws of the State of California, without reference to that jurisdiction’s choice of law rules.
16.
Tax Withholding. All payments under this Agreement are subject to applicable tax withholding.
17.
Signature. If you choose to accept this Agreement, please sign the Agreement, and return this Agreement to MEI in accordance with the notice provisions set forth in Section 8 above, no later than 45 days after you receive this Agreement and on or after the Separation Date.

[Signature Page Follows.]

Exhibit 10.3

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto agree to all terms of this Agreement as of the date of this signature.

David Urso	MEI Pharma, Inc.

Date:	By:
Title:
Date:

[Signature Page to Separation and Release Agreement]

Exhibit 10.3

Exhibit A

Pursuant to federal law, MEI hereby informs you that severance pay and benefits are being offered to eligible employees who will separate from employment with MEI in accordance with the following:

A.
Group Covered/Decisional Unit. The decisional unit is all employees of MEI (the “Decisional Unit”).

B.
Eligibility Factors. Selected employees are eligible for severance benefits in exchange for signing and not revoking (if applicable), and being subject to, a waiver and release agreement (the “Agreement”). Employees were selected for separation from employment based on MEI’s assessment of: (1) current and future business needs; and (2) the employee’s position.
C.
Applicable Time Limits. Each selected employee who is 40 years of age or older will have at least 45 days from their receipt of the Agreement and this disclosure notice to consider the Agreement and to accept its terms by signing and returning the Agreement as set forth below. All such employees who sign and return the Agreement will have a period of seven calendar days from the date that they sign the Agreement to revoke their decision by delivering a written notice of revocation in the manner specified in the Agreement. Provided a selected employee signs and does not timely revoke the Agreement, the Agreement will become effective on the eighth day after the employee signs it. Such eligible employees will not receive the payments and/or benefits set forth in the Agreement unless and until the revocation period has expired without exercising their right to revoke.

MEI Pharma, Inc.
11455 El Camino Real, Suite 250
San Diego, CA 92130

Attn: Chief People Officer

D.
Exhibit A-1. Exhibit A-1 identifies the job title(s) and age(s) of all employees in the Decisional Unit selected and not selected for termination based on an application of the eligibility factors described above. Employees identified on Exhibit A-1 are eligible for severance pay and benefits provided they sign and return (and, if applicable, do not revoke) the attached Agreement within the specified period of time. Ages were calculated as of August 1, 2024.

Any questions about this disclosure should be addressed to the Chief People Officer at the address listed above.

Exhibit 10.3

Exhibit A-1

Job Titles and Ages of All Active Employees in the Decisional Unit

Selected and Not Selected for Termination

Job Title	Age	Selected	Not Selected

Chief Executive Officer	59	X
Chief Financial Officer	53	X
Chief Medical Officer	66	X
Contracts Administrator & Executive Assistant	64	X
Director, Clinical Data Management	53	X
Director, Clinical Operations	40	X
Director, Drug & Safety Pharmacovigilance	40	X
Director, Info Security & Infrastructure	40	X
Director, Supply Chain Management	40	X
Executive Director, Project Management	57	X
Human Resources Administrator	33	X
IT Systems Analyst	39	X
Manager, Payroll	33	X
Process Manager, Clinical Operations	63	X
Senior Accountant	63	X
Senior Director, Finance	39	X
Senior Director, Quality Assurance	63	X
Senior Director, Technical & CMC Ops	56	X
Senior Manager, Quality Systems	48	X
Sr. Dir, Nonclinical & Translational Sciences	59	X
Staff Accountant	57	X
SVP, Chief People Officer	69	X
SVP, Corporate Affairs	57	X
SVP, Quality and Operations	50	X
Vice President, Portfolio Strategy & New Prod	47	X
VP, Clinical Operations	64	X
VP, Information Systems	65	X

Exhibit 10.3

Job Title	Age	Selected	Not Selected
VP, Legal Affairs	52	X